EXHIBIT 10.30

November 6, 2019

Sales and Marketing Agreement

This agreement between Hempacco Inc., and Cube17, Inc. is project management, sales and marketing services.

Term: This agreement is good for one year and can be terminated after one year with thirty days notice by either party. Commissions from sales and marketing efforts will continue to be paid for the life of the account or channel as specified on Commissions.

Fee: The fee for Project Management 400,000 new shares and $10,000 per month. The fee will be paid at a minimum of 5% of funding as it comes into the company from anyone (not just from Cube's efforts). For example, if December brings in $100,000 in funding, only $5,000 will be paid towards the Project Management Fee. The rest will be paid when more funding comes in, until project management fees are current. Fees does not include traveling expenses.

Commission: Hempacco Inc., will pay commissions to Cube17, Inc. in two weeks or less with the following formula.

General Compensation

•	5% of any business brought by Cube17, Inc.
•	2.5% if there is another broker in the middle (I will also target brokers)
•	5% from online leads
•	5% of machine sales, business opportunities, and other programs junta

House Brands Compensation

•	5% of sales brought by Cube17, Inc.
•	5% of website leads for house brands
•	5% sales to retailer. With broker in the middle, 2.5%
•	10% of online retail sales
•	House brands are those owned by Hempacco, Inc. such as The Real Stuff.

Activities: The activities are specified in the Marketing Plan.

/s/ Jorge Olson	/s/ Sandro Piancone
Jorge Olson for Cube17, Inc.	Sandro Piancone for Hempacco, Inc.